EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 13, 2009 with respect to the consolidated financial statements and internal control over financial reporting of Versant Corporation (a California corporation) and subsidiaries included in the Annual Report on Form 10-K for the year ended October 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Jose, California

June 9, 2009